Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(COMMONS AT TOWN CENTER, VERNON HILLS, ILLINOIS)

THIS PURCHASE AND SALE AGREEMENT is dated as of December 4, 2018 (the “Effective Date”), by and between IRESI VERNON HILLS COMMONS, L.L.C., a Delaware limited liability company (“Seller”), having an address c/o Inland Residential Properties Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Daniel Zatloukal, e-mail address: Daniel.zatloukal@inlandgroup.com (with copies to: The Inland Real Estate Group, LLC, Law Department, 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: David Neboyskey, Esq., email: dneboyskey@inlandgroup.com) and FPA MULTIFAMILY, LLC. a California limited liability company (“Buyer”), having an address of 2082 Michelson Drive, Suite 400, Irvine CA 92612, Attn: Michael B. Earl, email: mearl@trinity-pm.com with a copy to Sayer Sweeney, ssweeney@fpamf.com.

PRELIMINARY STATEMENT

WHEREAS, Seller is the owner of the Property (defined below) commonly known as The Commons at Town Center, 1255 Town Center Road, Vernon Hills, Illinois.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property, all subject to and in accordance with all of the terms, covenants, conditions, provisions and limitations hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto do hereby agree as follows:

ARTICLE 1
Definitions

1.1              Definitions.

“Agreement” shall mean this Purchase and Sale Agreement, and the exhibits hereto and any amendments which may hereafter be executed and delivered between Buyer and Seller.

“Approval Notice” shall refer to the instrument Buyer will deliver to Seller to indicate it’s desire to continue with the purchase transaction at the end of the Due Diligence Period, more particularly described in Section 7.2(b).

“Closing Documents” shall mean any instruments, documents or certificates delivered by any party hereto in connection with the Closing. “Seller Closing Documents” shall mean those Closing Documents delivered by Seller pursuant to Section 5.4, and any other Closing Documents required hereunder to be delivered by Seller, and the term “Buyer Closing Documents” shall mean those Closing Documents delivered by Buyer pursuant to the provisions of Section 5.5, or otherwise herein required to be delivered by Buyer at the Closing.

“Closing” or “Closing Date” defined in Section 5.1 hereof.

“Cut Off Time” shall mean 11:59 P.M. on the day before the Closing Date.

“Escrow Agent” shall mean Chicago Title Insurance Company, 10 S. LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attention: Nancy Castro and Brett Budd, Tel: 312-223-5664, email: brett.budd@ctt.com

“Improvements” shall mean the building, and other improvements located on the Land excluding Tenant fixtures.

“Land” shall collectively mean (i) those certain tracts or parcels of land located at 1255 Town Center Road, Vernon Hills, Illinois and more particularly described upon Exhibit A attached hereto and made a part hereof.

“Leases” shall mean all leases, subleases, and other agreements entered into by Seller (or the master tenant pursuant to the master lease dated August 13, 2015 for the Property) for the use or occupancy of any portion of the Real Property.

“Licenses” shall mean Seller’s interest in, to the extent transferable, all licenses, certificates, authorizations, consents and permits useful in connection with the operation or maintenance of the Property.

“Permitted Exceptions” is defined in Section 5.2.

“Personal Property” shall mean all furniture, furnishings and equipment owned by Seller and used in connection with the Improvements and located within the Improvements.

“Property” shall mean (i) the Real Property, (ii) the right, title and interest of Seller under all Property Contracts (if any), and (iii) the Leases and the balance of all security deposits and pet deposits, if any, delivered by Tenants pursuant to the Leases, (iv) the Licenses, Warranties and other intangible property, if any, owned by Seller and pertaining to the Land, the Improvements or the Personal Property, and (v) the Personal Property.

“Property Contracts” shall mean all the service, supply, maintenance and utility contracts to which Seller is a party which are set forth on Exhibit B attached hereto. Buyer shall elect which Property Contracts it shall assume in the Approval Notice, and Seller shall provide notices of termination for all other Property Contracts that may be terminated as of the Closing.

“Real Property” shall mean the Land together with the Improvements thereon.

“Tenants” shall mean the tenants under the Leases.

“Title Company” shall mean Escrow Agent.

“Warranties” shall mean the warranties and guaranties in favor of Seller which benefit the operation or maintenance of the Property, as more specifically set forth on Exhibit G attached hereto.

1.2              Additional Defined Terms shall have the meanings defined for such terms in the operative provisions of this Agreement.

ARTICLE 2
Agreement for Sale and Purchase

For the consideration and subject to the terms and conditions herein set forth, Seller hereby agrees to sell its right, title and interest in and to the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller, at the Closing on the Closing Date.

ARTICLE 3
Purchase Price

3.1              Purchase Price. In consideration for the sale of the Property, Buyer agrees to pay to Seller, at the Closing, the sum of Twenty Four Million Five Hundred Fifty Thousand and 00/100 Dollars ($24,550,000.00), plus or minus prorations and adjustments hereinafter set forth (the “Purchase Price”).

3.2              Payment of Purchase Price. Subject to a credit for the Earnest Money, the full amount of the Purchase Price, shall be payable by wire transfer at the Closing in immediately available United States funds.

3.3              Earnest Money; Default.

a.                   Earnest Money:

(i)       Within two (2) business days after the Effective Date, Buyer shall deposit, in a strict joint order escrow (the “Earnest Money Escrow”) with Escrow Agent the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Initial Earnest Money”), in cash or immediately available federal funds, such amount to be held as an earnest money deposit hereunder. Within one (1) business day following the expiration of the Due Diligence Period and provided that Buyer has delivered the Approval Notice as set forth in Section 7.2(b) hereinbelow, Buyer shall deposit with Escrow Agent an additional Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Additional Earnest Money”, the Initial Earnest Money and the Additional Earnest Money shall be collectively referred to herein as the “Earnest Money”).

(ii)       Upon the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable to Buyer except as otherwise provided in this Agreement.

(iii)       At the Closing, Buyer and Seller shall cause their respective representatives to direct the transfer of the Earnest Money to the Closing escrow, such amount to be applied in partial satisfaction of the obligation of Buyer with respect to the Purchase Price.

(iv)       If Buyer fails to deliver any portion of the Earnest Money to Escrow Agent within the time period specified above, Seller shall have the right to terminate this Agreement and upon such termination, Buyer and Seller shall have no further rights or obligations hereunder, except those which expressly survive termination of this Agreement.

b.                  Default.

(i) In the event that Seller defaults in its obligation to convey title to the Property to Buyer when expressly required to do so by the terms hereof, Buyer shall provide Seller with a 2-business day notice of such alleged default which shall allow Seller an opportunity to cure the default; thereafter, Buyer shall be entitled, as its sole remedy, either (A) to receive the Earnest Money which return shall operate to terminate this Agreement, plus a payment from Seller in an amount equal to Buyer’s actual third-party costs and expenses of its investigations, in no event to exceed $25,000 (“Pursuit Cost Reimbursement”), and release Seller from any and all liability hereunder, or (B) to enforce specific performance of Seller’s obligation to convey the Property to Buyer. Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money and the Pursuit Cost Reimbursement if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

(ii) In the event Buyer shall default in its obligations under this Agreement, the Earnest Money shall be paid to Seller as liquidated damages, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damage and this Agreement shall terminate.

ARTICLE 4
Representations and Warranties

4.1              Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

a.                   Organization and Authority of Seller. Seller is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized by all requisite action on the part of Seller and represents the valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Except as set forth in Section 7.3(d) herein, Seller has full right, power and authority to sell and transfer its interest in the Property as herein contemplated without the consent or approval of any third party.

b.                  No Resulting Breach. Neither the execution and delivery of this Agreement by Seller, nor the performance of Seller’s obligations hereunder, will result in a breach, violation or default by Seller of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

c.                   Property Contracts. To Seller’s knowledge, (i) Exhibit B hereto contains a complete list of all Property Contracts to which Seller is a party (if any).

d.                  Violations. To the Seller’s knowledge, as of the Effective Date, Seller has not received any written notice from any governmental authority alleging a violation of any laws or ordinances regulating the use of the Property.

e.                   Pending Proceedings. To the Seller’s knowledge, as of the Effective Date, there are no actions, suits or proceedings currently pending against Seller in regard to the Leases or the use and operation of the Property.

f.                   Foreign Person Affidavit. Seller is not a foreign person for purposes of said IRC Code Section 1445.

4.2              Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

a.                   Organization and Authority. Buyer is, or will be at Closing, a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized by all requisite action on the part of Buyer and represents the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer has full right, power and authority to purchase the Property as herein contemplated without the consent or approval of any third party.

b.                  No Resulting Breach. Neither the execution and delivery of this Agreement by Buyer, nor the performance of Buyer’s obligations hereunder, will result in a breach, violation or default by Buyer of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

4.3              Disclaimers.

a.                   No Reliance on Documents. Except as may be expressly provided herein or in any of the Seller Closing Documents, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller, or Seller’s agents, if applicable, to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (i) any environmental or physical, or geotechnical report or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (ii) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

b.                  Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED PURSUANT TO SECTION 5.4, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE SPECIAL WARRANTY DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR

RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND BUYER WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OWNERS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND ANY OF SELLER’S OWNERS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

c.                   Seller’s Knowledge. As used herein, the phrases “to Seller’s Knowledge” or words of similar import (i) shall mean the actual knowledge of Jonathan Hoeg, AVP and Senior Asset Manager, and not the knowledge of any other person, (ii) shall mean the actual knowledge of such individual, without any investigation or inquiry of any kind, and (iii) shall not mean such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees.

d.                  Buyer’s Knowledge Prior to Closing. In the event that any representation or warranty of Seller contained herein is untrue, inaccurate or incorrect, and Buyer obtains knowledge of the same prior to Closing, then (i) such representation or warranty shall be deemed to be modified to reflect Buyer’s knowledge, (ii) Seller shall have no liability with respect thereto, and (iii) Buyer shall have no right to terminate this Agreement pursuant to Section 7.1(b) hereof with respect thereto.

4.4              Survival of Warranties. All representations and warranties contained herein (as the same may need to be modified on or before the Closing Date to reflect current information), and all representations and warranties contained in any Closing Document, shall survive the Closing hereunder for a period of six (6) months (the “Survival Period”) and shall not be deemed to have been waived at the Closing, or merged into any of the documents of conveyance or transfer to be delivered by Seller at the Closing; provided, however, no person, firm or entity shall have any liability or obligation with respect to any representation or warranty herein contained unless on or prior to the expiration of the Survival Period, the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. All liability or obligation of either party hereto under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated above on or prior to the expiration of the Survival Period. Additionally, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller within thirty (30) days after the expiration of the Survival Period. Buyer agrees to first seek recovery under any insurance policies, Property Contracts and the Leases prior to seeking recovery from Seller, and Seller shall not be liable to Buyer if Buyer’s claim is satisfied from such insurance policies, Property Contracts or the Leases. As used herein, the term “Cap” shall mean the total aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00). In no event shall Seller’s aggregate liability to Buyer for any claim in connection with this Agreement or the Property, including without limitation any claim for breach of any representation or warranty of Seller in this Agreement or any documents delivered by Seller at Closing (except for the title warranties contained in the Deed delivered at Closing), exceed the amount of the Cap.

ARTICLE 5
Closing Matters

5.1              Time and Place for Closing. Subject to the satisfaction of each of the conditions precedent herein set forth, the Closing shall take place on that date which is thirty (30) days after the expiration of the Due Diligence Period, at the offices of the Title Company, by means of a so-called New York style closing, provided however, the parties agree to mutually endeavor in good faith to conduct the Closing by December 20, 2018. The date on which the transactions herein contemplated shall be consummated is herein referred to as the “Closing Date” and the transactions occurring at that time are herein referred to as “Closing.” No party shall be obligated to agree to any date or time for Closing except the date and time herein set forth except at its sole and absolute discretion.

5.2              Title Commitment and Title Policy; Survey.

a.                   Title Commitment. Seller shall, within five (5) business days after the Effective Date, obtain and deliver to Buyer a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”) from the Title Company relating to the Property in an amount equal to the Purchase Price for the Property. The title commitment delivered hereunder shall be conclusive evidence of good and marketable title as therein shown, subject only to those exceptions as therein stated. Buyer shall have the right to have a survey (the “Updated Survey”) of the Property prepared at the sole cost and expense of Buyer and Buyer shall order such Updated Survey within three (3) days of receipt of the Title Commitment. Buyer shall have until five (5) business days after receipt of the Title Commitment and Updated Survey, if applicable (the “Title Review Period”) to give Seller a detailed notice objecting to any exception or condition contained in the Title Commitment or the Updated Survey. If Buyer does not give notice of any objections to Seller within the Title Review Period, Buyer shall be deemed to have approved the title as shown in the Title Commitment, the title exceptions, and all matters shown on the existing survey or the Updated Survey, if any, and any such exceptions or matters shall become “Permitted Exceptions”. If Buyer provides timely objections, Seller shall have five (5) business days after receipt of Buyer’s notice (the “Title Cure Period”) in which to elect, by written notice to Buyer (“Seller’s Title Notice”), either (A) to cure Buyer’s objections, or (B) not to cure Buyer’s objections; provided, however, notwithstanding the foregoing, Seller shall have no obligation whatsoever to cure or attempt to cure any of Buyer’s objections. Notwithstanding the preceding sentence, Seller shall be obligated, at Closing, to cause Title Company to remove deeds of trust, mortgages, security deeds or other security liens encumbering the Property, except the currently existing mortgage in favor of Lender which will be assumed by Buyer, which are caused by or due to the acts of Seller (the “Required Cure Items”). In the event Seller is unable to cause the Title Company to remove or insure over any Required Cure Items, Buyer’s sole remedy shall be to terminate the Agreement at which time the Title Company shall return the Earnest Money to Buyer and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination). In the event that Seller fails to provide such written notice of its election to proceed under either clause (A) or (B) above, Seller shall be deemed to have elected clause (B) above. If Buyer provides timely objections and all of Buyer’s objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within five (5) days after receipt or deemed receipt of Seller’s Title Notice, Buyer shall, as its sole and exclusive remedy, waiving all other remedies, either: (x) terminate this Agreement by giving a termination notice to Seller, at which time Title Company shall return the Earnest Money to Buyer and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Buyer’s title as shown in the Title Commitment, the title exception documents, the existing survey or the Updated Survey, if any, and any such uncured objections shall become “Permitted Exceptions”. If Seller does not timely receive notice of Buyer’s election to terminate under this Section, Buyer will be deemed to have waived the uncured objections and such uncured objections shall become “Permitted Exceptions”.

b.                  Title Policies. At the Closing and as a condition precedent to the obligations of Buyer hereunder, the Title Company shall deliver to Buyer, at Seller’s sole cost and expense, a title insurance policy or proforma policy issued by the Title Company in the amount of the Purchase Price and otherwise in accordance with the Title Company’s commitment therefor as set forth above, subject only to the Permitted Exceptions, showing fee simple title to the Real Property as vested in Buyer (the “Title Policy”). Buyer may request the issuance at the Closing of such endorsements to such Title Policy as it deems appropriate; provided, however, that issuance of such endorsements shall not be a condition precedent to Buyer’s obligations hereunder and Seller shall not incur any costs or expenses in connection with the issuance of such endorsements.

c.                   Closing Costs. All costs of preparation, issuance and delivery of the Title Commitment and the premium for the standard coverage Title Policy and any endorsements (to the extent available) required to be delivered hereunder shall be paid by Seller. The cost of any documentary transfer taxes (however characterized) (“Transfer Taxes”) shall be paid by the Seller. The cost of recording and registering the Deed shall be paid by Buyer, and Seller shall pay the cost of recording any instruments required to remove title exceptions which are not Permitted Exceptions and which Seller has agreed to remove pursuant to Section 5.2. Buyer shall be responsible for payment of the cost of the Updated Survey, the costs and expenses incurred by Buyer in connection with its due diligence investigations of the Property and the cost of any additional title premiums for extended coverage and any endorsements requested by Buyer. Seller and Buyer shall pay equal shares of the fee charged by the Title Company for conducting the escrow closing.

5.3              Intentionally omitted.

5.4              Seller’s Closing Documents. At or prior to the Closing, Seller shall execute and deliver, or cause to be executed or delivered, to Escrow Agent, the following (herein referred to collectively as the “Seller Closing Documents”):

a.                   A special warranty deed (“Deed”) for the Property, in the form attached as Exhibit E or in such form as is acceptable to the Title Company, attached hereto and made a part hereof, transferring and conveying fee simple title to the Real Property from Seller to Buyer or Buyer’s designee subject only to the Permitted Exceptions.

b.                  Two (2) originally executed sets of the Assignment and Assumption of Personal Property, Service Contracts, Warranties, Leases and Other Intangible Rights, in the form attached as Exhibit F, attached hereto and made a part hereof (the “Assignment and Assumption”).

c.                   Original copies, executed by or on behalf of Seller, of any required real estate transfer tax declarations.

d.                  An affidavit stating Seller’s U.S. taxpayer identification number and that Seller is a “United States person,” as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

e.                   Such instruments, documents or certificates, executed by or on behalf of Seller, as may be required by the Title Company as a condition to the issuance of its title insurance policy as herein contemplated, which documents may, if required by the Title Company, include an owner’s affidavit and a so-called gap undertaking required in order to effect a New York-style closing, but in no event shall Seller be obligated to deliver any instrument, document or certificate to the Title Company or to any other person if the effect thereof is to cause Seller to assume or be subject to any liability or obligation to which it is not otherwise subject under the provisions of this Agreement.

f.                   Written notices to each party to the Leases advising them of the change of ownership of the Property, and directing all payments and future inquiries be made directly to Buyer.

g.       Seller will execute a Seller Closing Statement, on Escrow Agent’s form; and

h.       Such other documents, instruments or agreements which Seller is required to deliver to Escrow Agent, or to Buyer outside of Escrow, pursuant to the provisions of this Agreement.

5.5              Buyer’s Closing Documents. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Escrow Agent, the following (herein referred to collectively as the “Buyer Closing Documents”):

a.                   The Purchase Price.

b.                  Original copies, executed by Buyer, of any required real estate transfer tax declarations.

c.                   Two (2) executed original sets of a counterpart of the Assignment and Assumption.

d.                  Such other documents, instruments or agreements which may be required by the Title Company as a condition to the issuance of its title insurance policies as herein contemplated, provided that Buyer shall not, in connection with the execution and delivery of any such other documents, instruments or agreements be obligated to incur any liabilities or obligations in addition to those otherwise herein in this Agreement contemplated.

e.                   Buyer will execute a Buyer Closing Statement, on Escrow Agent’s form;

f.                   Such other documents, instruments or agreements which Buyer may be required to deliver to Seller pursuant to the provisions of this Agreement

5.6              Possession. Seller shall deliver possession of the Property, subject to the Leases and the rights of the tenants and Permitted Exceptions, to Buyer or Buyer’s designee at the Closing.

ARTICLE 6
Adjustments and Prorations

6.1              Adjustments and Prorations. Subject to the other provisions of this Article, the following matters and items shall be prorated and apportioned between the parties hereto, or, where applicable, credited in total to a particular party, as of the Cut Off Time, with Seller being responsible for all costs and expenses prior to the Cut Off Time and Buyer being responsible for all costs and expenses for the Property from and after the Cut Off Time, with net credits, whether in favor of Buyer or Seller, to be settled in cash at the Closing:

a.                   General Prorations. Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the Closing. At Closing, Seller shall furnish to Buyer a schedule of all rents which are then due and payable but which have not been collected. With regard to rents that are uncollected as of the Closing Date, (i) no proration will be made at the Closing, (ii) Buyer will make a reasonable effort after the Closing to collect the rents in the usual course of Buyer’s operation of the Property, but shall not be obligated to incur any extraordinary cost or expense in connection therewith, and (iii) Buyer will apply all rents collected (A) first to the then-current month’s rental obligation due from such Tenant, (B) then towards any delinquent amounts relating to the period from and after the Closing Date; and (C) then towards delinquent rents owed to Seller with respect to the period prior to the Closing Date. It is further agreed, however, that Buyer will not be obligated to institute any lawsuit or other collection procedures to collect uncollected rents and Seller shall be entitled to sue the Tenant to collect same (provided that Seller shall not seek termination of such Tenant’s Leases). Rents collected by Buyer after the Closing Date, to which Seller is entitled, shall be promptly paid to Seller.

b.                  Real Estate Taxes. General real estate taxes, special assessments and personal property taxes relating to the Property (including the personal property) (a) for each day in 2018 and all tax years prior to the Date of Closing shall be fully paid or credited to the Buyer at Closing (in accordance with the terms hereof), and (b) accrued and payable for each day in 2018 shall be prorated with respect to the Property with Seller responsible for payment of such taxes through 11:59 p.m. on the date before the Date of Closing and Buyer shall pay the taxes related to the period for which a credit is provided at Closing. If tax bills for the calendar year 2018 are not available as to the taxes that are to be prorated, then such taxes to be prorated between Seller and Buyer shall be prorated based on 100% of the most recent tax bills and, such proration shall be final and shall not be reprorated upon the availability of actual bills for the applicable period.

c.                   Operating Expenses. All electricity, water, gas, sewage and other utility and operating expenses (other than with respect to property management fees and Property Contracts to be terminated prior to Closing), if any, shall be prorated between Seller and Buyer as of the Closing based on estimates of the amounts that will be due and payable on the next payment date, unless final readings or invoices are available as of Closing. Any and all deposits, if any, held by utility companies or with other providers of services to the Property shall remain the property of Seller and be returned to Seller by such companies and providers except to the extent that Buyer elects to credit to Seller the amount of any such deposits.

d.                  Rent Ready Credit. Buyer shall have the right to inspect all vacant units (the “Pre-Closing Inspections”) five (5) days prior to the scheduled Closing Date. Buyer shall receive a credit in the amount of $750 for each vacant unit which is not “rent ready”, except for those units that were vacated five (5) days or fewer before the Pre-Closing Inspection. For purposes of this Section, “rent ready” shall mean vacant units shall be in the condition Seller would offer such units for rental in accordance with its customary practice. Buyer shall not receive such a credit for any units vacated after the Pre-Closing Inspection.

ARTICLE 7
Conditions Precedent to Closing

7.1              Conditions Precedent to Buyer’s Obligations. Satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following shall be a condition precedent to obligations of Buyer to close upon the purchase the Property:

a.                   Seller shall have completed all of the Seller Closing Document deliveries required to be made by Seller under the provisions of Section 5.4.

b.                  The representations and warranties of Seller contained in Section 4.1 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

In the event Seller fails to satisfy any or all of the Conditions Precedent set forth in this Section 7.1 on or prior to the Closing Date, Buyer shall have the right to terminate this Agreement and obtain a full refund of the Earnest Money and the parties hereto shall have no further rights or obligations accruing hereunder from and after the effective date of said termination except for any obligations or indemnification and repairs provisions which specifically survive the any termination of this Agreement.

7.2              Due Diligence Period.

a. Inspection. During the period commencing on the Effective Date and expiring at 5:00 p.m. eastern time on December 14, 2018 (the “Due Diligence Period”), Buyer from time to time may (i) examine, at the Property or at a mutually agreed upon location or locations designated by Seller and Buyer, all books and other records of Seller relating to the Property in Seller’s control or possession (but excluding internal correspondence, memoranda, documents, analyses, reports, appraisals, projections or similar items), (ii) interview any persons involved in the operation of the Property, (iii) contact any governmental official or representative with respect to the environmental condition of the Property or any hazardous substances thereon (provided that Buyer shall not disclose to any such official or representative the existence of any hazardous substances found by Buyer in the course of its investigations of the Property unless required by law and then only after written notice of its intent to do so to

Seller), and (iv) cause one or more engineers, contractors, architects and/or other representatives of its choice, at Buyer’s expense, to inspect the Property and perform tests thereon, including without limitation soil and environmental tests and inspections of the physical condition of the roof, walls, foundation and other structural features and mechanical systems of the Improvements; provided, however, that (I) Buyer shall provide Seller with not less than 48 hours prior written notice of any such interview, examination, inspection or test (and the times thereof shall be reasonably approved in advance by Seller) and shall receive Seller’s written approval prior to conducting any invasive type of inspection, (II) Buyer or its representatives shall be accompanied by a representative of Seller during any invasive inspection or test, and (III) Buyer shall have provided Seller with evidence satisfactory to Seller that Seller, and Seller’s property manager, have been named as additional insureds on Buyer’s commercial general liability insurance policy (with an insurance company reasonably acceptable to Seller) with a single limit not lower than $2,000,000 for wrongful death or injury to any person or persons and not lower than $2,000,000 for property damage, with respect to the inspection activities at the Property. In conducting any inspection, Buyer agrees not to disturb the Tenants and to use due care and prudence in performing such inspections. Buyer agrees to supply Seller with copies of any study, report or document created by any third party in connection with Buyer’s investigations and tests of the Property promptly upon Seller’s request therefor. Buyer shall promptly repair any damage resulting from any such test or inspection and Buyer shall indemnify, defend and hold Tenants, Seller, Seller’s property manager and their affiliates harmless from and against all loss, cost, claims, damage and liability (including reasonable costs of defense) which may be asserted or recovered against Tenant, Seller, Seller’s property manager or their affiliates arising by reason of any such test or inspection or out of the performance of Buyer’s investigations at the Property. Notwithstanding anything set forth in this Agreement to the contrary, Buyer’s repair and indemnity obligations set forth in this Section 7.2(a) shall survive any termination of this Agreement for a period of ninety (90) days. Seller agrees to deliver to Buyer within five (5) days of the Effective Date the Seller Deliverables documents identified on Exhibit C to the extent same are in Seller’s possession.

b. Approval Notice. In the event that Buyer provides Seller with written notice on or before the expiration of the Due Diligence Period that Buyer has determined to proceed with the purchase transaction, Buyer shall deliver written notice to Seller (the “Approval Notice”), and shall deliver the Additional Earnest Money to Escrow Agent. In the event Buyer fails to deliver the Approval Notice, then Buyer will be deemed to have terminated this Agreement, this Agreement shall terminate, the Initial Earnest Money shall be returned to Buyer, Buyer shall return to Seller all documents provided by Seller with respect to the Property, and no party hereto shall have any further liability to the others hereunder, other than Buyer’s repair and indemnity obligations set forth in Section 7.2(a) and Buyer’s document return obligations set forth in this Section 7.2(b). Buyer hereby acknowledges that, in the event Buyer delivers the Approval Notice in accordance with the provisions of this Section 7.2(b), Buyer shall be deemed to have had full opportunity to investigate the Property, is satisfied with the condition thereof in all particulars, and shall have no further right to terminate this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event this Agreement terminates, Buyer’s obligation to return documents shall survive such termination of this Agreement.

7.3              Conditions Precedent to Seller’s Obligations. In addition to any other conditions herein contained for the benefit of Seller, satisfaction or waiver by Seller on or prior to the Closing Date of each of the following shall be a condition precedent to the obligations of Seller to sell the Property to Buyer:

a.                   Buyer shall have paid, at the Closing, the required amount of the Purchase Price, plus or minus any net prorations or adjustments.

b.                  Buyer shall have completed all of the other deliveries required to be delivered by Buyer under Section 5.5 and elsewhere in this Agreement provided, in accordance with the provisions of this Agreement.

c.                   The representations and warranties of Buyer contained in Section 4.2 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

d.                  Seller’s parent shall have received the approval of the affirmative vote of a majority of the outstanding shares of Seller parent’s common stock entitled to vote on the plan of liquidation and dissolution of Seller parent, including the sale of all or substantially all of the assets of Seller parent.

7.4              Waiver. Each of the parties hereto shall have the right in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by the other party with any of the above conditions precedent to their respective obligations hereunder; provided, however, except as set forth in the last two sentences of this Section 7.4, no waiver shall be effective unless set forth in a written instrument, executed by the waiving party and delivered to the other party. Except as set forth in the last two sentences of this Section 7.4, no act or circumstance, other than the delivery of a written waiver as contemplated by the preceding sentence shall be deemed to constitute a waiver of any condition herein set forth. No waiver given on one occasion shall obligate the waiving party to grant similar waivers or deferrals in any other circumstance or on any other occasion. If any condition to Buyer’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Buyer may nevertheless proceed to Close, notwithstanding the non-satisfaction of such condition, in which event Buyer shall be conclusively deemed to have waived any such condition. If any condition to Seller’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Seller may nevertheless elect to proceed to Close, notwithstanding the non-satisfaction of such condition, in which event Seller shall be conclusively deemed to have waived any such condition.

ARTICLE 8
Further Covenants and Agreements

8.1              Seller’s Covenants Pending Closing. Seller hereby covenants and agrees that, from and after the date hereof and to and including the Closing Date (or the date this Agreement is terminated), it will perform and comply with each of the following covenants and agreements:

a.                   Notices Received by Seller. Seller shall promptly deliver to Buyer copies of any written notices received by Seller from any governmental agency alleging any violation of any applicable law or ordinance with respect to the Property which, if the facts alleged therein were true, would constitute a breach of any representation or warranty of Seller herein contained. Seller shall promptly deliver to Buyer copies of any notice of default on the part of Seller received pursuant to the Leases.

b.                  Encumbrances. Between the expiration of the Due Diligence Period and the date of Closing, Seller will not, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), create any encumbrances on the Property which will not be released, terminated or satisfied at or prior to Closing. For the purposes of this subsection, the term “encumbrance” shall mean any liens, security interests, claims, options, mortgages, encroachments, easements, covenants, conditions or restrictions.

c.                   Maintenance. Subject to the damage caused by casualty or condemnation, and except to the extent that such maintenance is the obligation of a Tenant, until Closing, Seller shall maintain the Property in its condition existing on the Effective Date, normal wear and tear excepted; provided, however, that if after the date hereof Seller makes any replacements which can be capitalized, Seller shall receive a credit at Closing for the cost of such replacements (provided such replacements were first approved by Buyer).

d.                  Leasing. Seller, or its master tenant or agent, shall be permitted to enter into new leases with new tenants, to modify or amend existing leases, and to continue pre-leasing activity in the normal course of its business.

8.2              Condemnation. In the event Seller received notice of the actual or threatened taking of all or any of the Property by exercise of the right of eminent domain, Seller will give Buyer immediate notice (a “Condemnation Notice”) of such event. If, prior to the Closing Date, the Property shall be taken or threatened in writing to be taken by exercise of the right of eminent domain, or there shall be taken or threatened in writing to be taken such a material part thereof that, as determined by the terms of the Leases, the taking materially interferes or would materially interfere with the economic operation or use of the Property, then Buyer may elect to terminate its obligations under this Agreement by written notice to such effect given to Seller within ten (10) days after receipt by Buyer of the Condemnation Notice, in which event the Earnest Money shall be returned to Buyer and no party shall have any further obligation and liability to the other parties hereunder. If, Buyer does not so elect to terminate its obligations hereunder, then the Closing of the sale hereby contemplated shall take place as herein provided without any abatement of the Purchase Price, and at the Closing Seller shall assign to the Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation award which may be payable to Seller on account of such condemnation. If, prior to the Closing Date, one or more portions of the Real Property shall be taken by exercise of right of eminent domain in a manner which does not, as determined by the terms of the Leases, materially interfere with the economic operation or use of the affected Property, then Buyer shall not have the right to terminate its obligations hereunder by reason thereof and at the Closing, Seller shall assign to the Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation awards which may be payable to Seller on account of such condemnation. For purposes hereof, the term “taking” shall include any temporary as well as permanent takings.

8.3              Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage equal to or in excess of One Million and no/100 Dollars ($1,000,000) prior to the Closing from fire or other casualty, Seller shall promptly provide Buyer with written notice thereof and Buyer may either at or prior to Closing (a) terminate this Agreement by notice to Seller and Escrow Agent, in which event the Earnest Money shall be promptly refunded to Buyer, and neither party shall have any further right or obligation hereunder, other than any obligations expressly surviving the termination hereof, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Buyer at the Closing and Buyer shall receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss. If the Property, or any part thereof, suffers any damage equal to less than One Million and no/100 Dollars ($1,000,000) prior to the Closing, Buyer agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss) and there shall be no other reduction in the Purchase Price.

8.4              Miscellaneous Covenants of the Parties. In addition to each of the terms, covenants and conditions herein set forth, the parties hereto do hereby agree as follows:

a.                   Expenses. Each party shall be responsible for the fees and expenses of their respective counsel and their other out-of-pocket costs and expenses, provision for which is not otherwise herein made.

b.                  Brokerage. Seller and Buyer each hereby represent and warrant to the other that it has not dealt with any broker or finder in connection with the transactions contemplated hereby other than HFF (the “Broker”), and each of Seller and Buyer hereby agrees to indemnify, defend and hold the other harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys’ fees and expenses incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained. Seller shall be solely responsible for the payment of any commission or fees to the Broker, only in the event the transaction described by this Agreement actually closes, with Broker having full responsibility for payments due to any cooperating broker through the Closing escrow. Seller shall request a lien waiver from Broker prior to Closing. Notwithstanding anything set forth in this Agreement to the contrary, the indemnity obligations set forth in this Section 8.4(b) shall survive any termination of this Agreement and Closing.

c.                   Like-Kind Exchange. Seller and/or Buyer may wish to effect an exchange qualifying as a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986 (a “1031 Exchange”), and if either party, at its option, shall elect to undertake a 1031 Exchange, the following terms shall apply:

(i) The Exchanging Party (“the Exchanging Party”), at its option, may assign its rights in, and delegate its duties (in part or in whole) under, this Agreement, to a qualified intermediary selected by such party (“Accommodator”) in a manner consistent with the provisions of Treasury Regulations Section 1.1031(k)-1(g)(4), and the Exchanging Party may add the Accommodator as an additional party to the escrow hereunder;

(ii) Accommodator shall have no liability to the other party (“Non-Exchanging Party”) and the Non-Exchanging Party shall release Accommodator from any claims by the Non-Exchanging Party in connection with the 1031 Exchange; provided, however, in no event shall the Non-Exchanging party be obligated to indemnify Accommodator;

(iii) The Non-Exchanging Party agrees to reasonably cooperate with the Exchanging Party in connection with the 1031 Exchange, including the execution of documents (including, but not limited to, escrow instructions and amendments to escrow instructions) therefor; provided, however, that these documents shall not increase the obligations or liability of the Non-Exchanging Party;

(iv) The Non-Exchanging Party shall in no way be obligated to pay any increased escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred as a result of the 1031 Exchange;

(v) The Exchanging Party’s obligation to sell or purchase the Property, as applicable, pursuant to this Agreement shall not be contingent or otherwise subject to the consummation of the 1031 Exchange.

(vi) The Close of Escrow shall timely occur in accordance with the terms of this Agreement and shall not be delayed notwithstanding any failure, for any reason (other than Non-Exchanging Party’s breach of this Agreement, of the consummation of the 1031 Exchange;

(vii) The Non-Exchanging Party shall have no responsibility or liability on account of the 1031 Exchange to any third party involved in the 1031 Exchange

(viii) The Non-Exchanging Party shall not be required to make any representations or warranties, nor assume any obligations, nor spend any funds, in connection with the 1031 Exchange, other than such Non-Exchanging Party’s attorneys’ fees in connection with the review and approval of customary documentation and settlement statements in connection with the 1031 Exchange as it relates to the Property

(ix) All representations, warranties, covenants and indemnification obligations of the parties to one another, whether set forth in this Agreement or otherwise existing at law or at equity, shall not be affected by the 1031 Exchange. In the event of such 1031 Exchange, each of the Exchanging Party and the Non-Exchanging Party shall have precisely the same obligations to the other party under this Agreement as they would have without the 1031 Exchange. The obligations of parties in no event shall be reduced, modified, or exonerated by reason of the 1031 Exchange;

(x) The Exchanging Party shall indemnify, protect, defend and hold the Non-Exchanging Party harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs except as provided in (viii) above, incurred by the Non-Exchanging Party in connection with any third party claims which may arise as a result of the 1031 Exchange in connection with any failure by Accommodator to perform the obligations of Exchanging Party pursuant to this Agreement.

ARTICLE 9
Miscellaneous

9.1              Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be deemed delivered upon the personal delivery thereof, or on the next business day following delivery to a reliable and recognized overnight air-freight service (where instructions are included for next day delivery), provided such notices shall be addressed or delivered to the parties at their respective addresses set forth on the first page hereof, or by e-mail addressed or delivered to the parties at their respective addresses set forth on the first page hereof, provided that (a) the word “Notice” is present in the subject line of the e-mail, (b) the sender does not receive a delivery failure notice or other notice indicating that the e-mail has not been delivered, and (c) a confirmation copy is delivered within one (1) business day by one of the other methods set forth in this Section 9.1 (other than notices of Buyer’s inspection schedule). All costs and expenses of the delivery of notices hereunder shall be borne and paid for by the delivering party.

9.2              Entire Agreement; Amendments. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements between the parties with respect to the subject matter hereof. This Agreement may not be altered, modified, extended, revised or changed, nor may any party hereto be relieved of any of its liabilities or obligations hereunder, except by written instrument duly executed by each of the parties hereto. Any such written instrument entered into accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

9.3              Governing Law. This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the state in which the Property is located without reference to the conflicts of laws provisions thereof.

9.4              Headings. Section and article headings used herein are for convenience and ease of reference only and are not intended to have any legal effect. Accordingly, no reference shall be made to any such article or section headings for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

9.5              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement. PDF signatures shall be deemed to be the equivalent of original signatures for purposes of this Agreement.

9.6              Time of the Essence; Business Days. Time is of the essence of this Agreement. In the event the parties hereto shall elect to extend the time for performance, or extend the Closing Date, and such election shall be set forth in a written instrument, such election shall nevertheless not be deemed a waiver on the part of either party of time as being of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

9.7              Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors, assigns, heirs and legal representatives.

9.8              No Third Party Beneficiary. Each of the covenants, undertakings and agreements of the parties hereto are intended solely for the benefit of the other party and its successors in interests and assigns under the provisions of this Agreement, and are not intended for the benefit of, and may not be enforced by, any third party.

9.9              Survival. Except as otherwise herein expressly provided, all of the representations, warranties, covenants, indemnities, liabilities and obligations of the parties hereto shall survive the Closing hereunder.

9.10          Litigation. In the event of any litigation between Buyer and Seller with respect to the Property, this Agreement or any of the Closing Documents (including without limitation with respect to the performance of their respective obligations hereunder or under any of the Closing Documents or the breach of any of their respective representations or warranties made herein or in any of the Closing Documents), the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys’ fees. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 9.10 shall survive any termination of this Agreement and the Closing.

9.11          Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

9.12          Enforceability. In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

9.13          Limitation on Liability. The beneficial owner of Seller (and the individuals executing this Agreement or any documents in connection with the transactions set forth herein on behalf of Seller or such owners) shall have no personal liability with respect to any of the obligations of Seller hereunder, Buyer hereby agreeing to look solely to Seller (and not to such owners or individuals) and any successor to the interest of Seller hereunder, for the performance of Seller’s obligations hereunder.

9.14          Assignment. Buyer shall not have any right to assign its right, title and interest in, to or under this Agreement without the written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion. Provided, however, Buyer may designate an entity controlled by Buyer to take title to the Property upon notice to Seller no less than five (5) days prior to Closing. Such assignment shall not relieve Buyer of its obligations hereunder.

9.15          Recordation. Buyer shall not record this Agreement or any memorandum thereof in any public office without the express written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion. A breach by Buyer of this covenant shall constitute a material default by Buyer under this Agreement.

9.16          No Offer or Binding Contract. The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be, a legally binding contract or an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered this Agreement.

9.17          Confidentiality. Buyer expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Seller Deliveries that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Buyer and shall not be disclosed by Buyer except to its legal counsel, surveyor, lenders, title company, broker, accountants, consultants, officers, partners, directors, shareholders and as may be required by any Federal or State securities laws, rules and regulations (the “Authorized Representatives”). Buyer agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information. Buyer further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Buyer in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Buyer to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Buyer shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all Seller Deliveries and information provided to Buyer. Nothing contained in this Section 9.17 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 9.17 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein. Seller shall be permitted to disclosed the terms of this transaction and to include a copy of this Agreement in any filing that is required by the Securities and Exchange Commission or any other regulatory agency. Buyer hereby agrees that it will not release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. Buyer shall indemnify and hold Sellers and Sellers’ affiliates, employees, officers and directors harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by Seller and caused by a breach by Buyer, as the case may be, or their respective Authorized Representatives, of the provisions of this Section 9.17. The provisions of this Section 9.17 shall survive any termination of this Agreement.

9.18       Indemnity. From and after the date of Closing, (a) Seller agrees to indemnify, protect, defend and hold Buyer, its directors, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or grossly negligent acts or omissions of Buyer or its directors, officers, employees, partners, lenders and agents), arising out of the ownership and operation of the Property prior to the date of Closing which arise in tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property; and (b) Buyer agrees to indemnify, protect, defend and hold Seller, its directors, officers, partners, employees, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or grossly negligent acts or omissions of Seller or its directors, officers, partners, employees, lenders and agents), arising out of the ownership and operation of the Property by Buyer from and after the date of Closing, which arise in tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property. The provisions of this Section 9.18 shall survive Closing.

[PLEASE SEE FOLLOWING PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

SELLER: IRESI VERNON HILLS COMMONS, L.L.C., a Delaware limited liability company

By:	Inland Residential Operating Partnership, L.P., a Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc., a Maryland corporation, its general partner

By:	/s/ Catherine L. Lynch
Name:	Catherine L. Lynch
Its:	CFO

BUYER: FPA MULTIFAMILY, LLC, a California limited liability company

By:	/s/ Michael B. Earl
Michael B. Earl, Manager

EXHIBIT A

Legal Description

LOT 10 IN THE FIRST RESUBDIVISION OF VERNON HILLS TOWN CENTER, BEING A RESUBDIVISION OF PART OF THE SOUTH HALF OF SECTION 15, TOWNSHIP 43 NORTH, RANGE 11, EAST OF THE THIRD PRINICPAL MERIDIAN, ACCORDING TO THE FINAL PLAT OF SUBDIVISION RECORDED FEBRUARY 2, 2011 AS DOCUMENT NUMBER 6705452, IN LAKE COUNTY, ILLINOIS.

EXHIBIT B

Property Contracts

Vendor	Start Date	End Date	Description of Service
USA Fire Protection	3/1/2018	3/31/2018	Fire Pump Churn Test and Sprinkler test
USA Fire Proetection	5/3/2017	5/3/2018	Fire Sprinkler System Inspection
USA Fire Protection	7/6/2018	8/20/2018	Replace 6" Test Head Valve and Rewire
Smithereen Pest Control	8/23/2018	8/23/2019	Retail Exterminator
Anderson Pest Solutions	11/1/2017	11/1/2018	Residential Exterminator
Paragon Mechanical	1/1/2018	12/31/2018	Preventative Maintenance
Paragon Mechanical	8/1/2018	7/31/2019	Replacement of Condensing Units
Kone, Inc.	5/3/2017	5/20/2019	Elevator Maintenance
Custom Group, Inc.	9/7/2018	9/6/2019	Carpet Cleaning
Steiner Power Systems	12/15/2017	12/15/2018	Generator Preventative Maintenance
James Martin Associates	11/1/2018	3/31/2019	Residential Snow Removal
James Martin Associates	11/1/2018	3/31/2019	Retail Snow Removal
James Martin Associates	4/1/2018	11/30/2018	Landscaping for the Retail & Residential
James Martin Associates	5/15/2018	5/31/2018	Sod Removal and Installation
James Martin Associates	4/1/2018	6/30/2018	Spring Display for Flowers for the Retail
G Hydro Inc.	6/18/2018	7/18/2018	Irrigation Repairs
Cleaning Fanatics, Inc.	8/1/2018	7/31/2019	Apartment and Common Area Cleaning
Intelligent Systems Services	5/14/2018	5/14/2019	Fire Alarm Testing for Residential & Retail
Intelligent Systems Services	5/1/2018	5/1/2018	Replaced Fire Alarm Board
Quality Plumbing Services, Inc.	5/21/2018	6/20/2018	Jet Rodding & Vectoring Grease Traps
Quality Plumbing Services, Inc	2/1/2018	2/28/2018	Cast Iron Pipe Replacement
Raynor Door Company	5/7/2018	5/31/2018	Replace Springs on 1st Floor and LL Garages
Advanced Disposal	5/3/2017	5/1/2019	Trash for Residential

EXHIBIT C

Seller Deliverables

EXHIBIT D reserved

EXHIBIT E

SPECIAL WARRANTY DEED

(to be attached)

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF PERSONAL PROPERTY, SERVICE CONTRACTS, WARRANTIES, LEASES AND OTHER INTANGIBLE RIGHTS

_______________________ (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by _________________________, a(n) ___________________ ___________________ (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, has Granted, Sold, Assigned, Transferred, Conveyed, and Delivered and does by these presents Grant, Sell, Assign, Transfer, Convey and Deliver unto Grantee, all of Grantor’s rights, titles, and interests in and to the following described properties (the “Assigned Properties”) located in, affixed to, and/or arising or used in connection with the improved property with parking and other amenities (the “Project”) situated on the land in the County of ________________, State of Illinois, more particularly described on Exhibit F-1 attached hereto and made a part hereof for all purposes (the “Land,” which together with the Project is sometimes hereinafter called the “Property”):

(a) All fixtures, equipment, machinery, building materials, furniture, furnishings, and other personal property owned by Grantor, (the “Personal Property”), including without limitation those items of personal property listed on Exhibit F-2 together with the personal property listed on Exhibit F-3 regarding the model apartment, sales office and misc outdoor, attached hereto and incorporated herein, and located on, attached to, or used in connection with the operation and maintenance of the Property;

(b) Any leases for space in the Project (the “Leases”), together with security and other deposits owned or held by Grantor pursuant to the Leases, which Leases and security deposits are described on Exhibit F-4 attached hereto;

(c) Those certain contracts relating to the ownership and operation of the Property (the “Service Contracts”) described on Exhibit F-5;

(d) Any assignable warranties and guaranties relating to the Property or any portion thereof, (collectively, the “Warranties”); and

(e)       All intangible property (the “Intangible Property”), if any, owned by Grantor and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, the name “The Commons at Town Center Apartments” transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans, landscape plans, all permits (the “Permits”), licenses, certificates of occupancy and governmental approvals.

Grantor shall indemnify, hold harmless and defend Grantee from any claims, causes of action, liabilities, damages and expenses, including reasonable attorneys fees, arising out of any acts or omissions of Grantor regarding the Personal Property, Leases, Service Contracts, Warranties and Intangible Property, to the extent the same relate to periods prior to the date of this instrument. Grantee shall indemnify, hold harmless and defend Grantor from any claims, causes of action, liabilities, damages and expenses, including reasonable attorneys fees, arising out of any acts or omissions of Grantee regarding the Personal Property, Leases, Service Contracts, Warranties and Intangible Property, to the extent the same relate to periods from and after the date of this instrument.

Neither this Agreement nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability or any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto.

IN WITNESS WHEREOF, Grantor and Grantee have executed this Assignment and Assumption of Personal Property, Service Contracts, Warranties, Leases and Other Intangibles to be effective as of the _____ day of __________________, 2018.

GRANTOR:

GRANTEE:

EXHIBIT G

Warranties

1.	Firestone Building Products – 10 year roof membrane warranty commencing 12/15/2009.

35